Exhibit 99.1

K12 Inc. Appoints James Rhyu as President – Corporate Strategy, Marketing, and Technology and Timothy Medina as Chief Financial Officer

New leadership structure positions company for next phase of growth

HERNDON, Va.--(BUSINESS WIRE)--April 8, 2020--K12 Inc. (NYSE: LRN), one of the nation’s preeminent tech-enabled education companies and a premier provider of career readiness education services—today announced a new organization to be led by James Rhyu and simultaneously, the appointment of Timothy Medina as its Chief Financial Officer (CFO). Mr. Medina will assume the CFO role while Mr. Rhyu will take on the newly formed role of President – Corporate Strategy, Marketing, and Technology. Both appointments will become effective April 13, 2020.

Mr. Rhyu has served as K12’s Chief Financial Officer since 2013 and was performing the dual roles of CFO and President of Products and Technology. He will assume the newly expanded role of President – Corporate Strategy, Marketing, and Technology. In this role, Mr. Rhyu will partner with leaders from across the company to expand the market for K12 and reach new students, both K through 12 as well as adult learners. Mr. Rhyu’s mandate will include driving product innovation and improvements in customer experience that will attract more students to the company’s services, developing the marketing and messaging to support those market expansions, and executing on M&A opportunities that support our growth strategy. The Customer Advocacy, Marketing, Corporate Communications, Product Development, Information Technology, and Mergers & Acquisition teams will all report to Mr. Rhyu.

“In the last seven years, James’s support in implementing my vision for our company has been instrumental. During his tenure as our CFO and Product Development leader, we have grown into a world-class education services company with revenues of more than $1 billion and launched the company’s entrance into the career learning and adult education markets,” said Nate Davis, K12’s Chairman and CEO. “He will continue to partner with me to lead K12’s strategic direction as we seize new market opportunities—both organic and inorganic.”

Mr. Medina has been hired as the company’s new CFO and brings more than three decades of finance and capital markets experience to K12. He also has an extensive background in accounting and operations, management and strategy, and a deep knowledge of high-growth technology sector companies, including important experience in acquisitions. He most recently served as Executive Vice President and Chief Financial Officer of TPx Communications, a premier managed services company, where he helped drive a six-fold increase in revenues while steering the strategic transition of the company to a higher-value managed IT services provider. During his tenure Mr. Medina was integral in ten M&A transactions, including the sale of TPx to Siris Capital Group.

Prior to his role at TPx Communications, Mr. Medina served as CFO of ECI Conference Call Services, an audio and web conferencing services provider. He has also served as CFO, and in senior leadership positions for Independent Wireless One Holdings, Verizon Communications, CTI Holdings, CANTV, and GTE Corporation.

“Tim’s extensive financial, operational, and strategic experience, both domestic and international, will inform our efforts to lead the future of innovation in education—particularly in the career readiness space,” said Davis. “His background, combined with his deep knowledge of tech companies and his experience scaling high-growth businesses, is exactly what K12 needs as we enter our next phase of growth. Together, we will further our mission to help students of any age reach their full potential through inspired teaching and personalized learning.”

Mr. Medina earned his bachelor’s degree from The George Washington University, and a master of science in taxation from The McDonough School of Business at Georgetown University.

About K12

K12 Inc. (NYSE: LRN) helps students of all ages reach their full potential through inspired teaching and personalized learning. The company provides innovative, high-quality online and blended education solutions, curriculum, and programs to students, schools and enterprises in primary, secondary and post-secondary settings. K12 is a premier provider of career readiness education services and a leader in skills training, technology staffing and talent development. The company provides programs which combine traditional high school academics with career technical education through its Destinations Career Academies. Adult learning is delivered through K12’s subsidiary, Galvanize, a leader in developing capabilities for individuals and corporations in technical fields such as software engineering and data science. K12 has delivered millions of courses over the past decade and serves students in all 50 states and more than 100 countries. The company is a proud sponsor of the Future of School, a nonprofit organization dedicated to closing the gap between the pace of technology in daily life and the pace of change in education. More information can be found at K12.com, destinationsacademy.com, jobshadowweek.com, and galvanize.com.

Contacts

K12 Inc. Press:
Mike Kraft, 571-353-7778
SVP Corporate Communications
mkraft@k12.com